SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT



   Pursuant to Section 13 or 15(d) of the Exchange Act of 1934


Date of Report              November 15, 1994
                       (Date of earliest event reported)




                SIMMONS FIRST NATIONAL CORPORATION
     (Exact name of registrant as specified in its charter)




Arkansas                  0-6253              71-0407808
(State or other         (Commission         (I.R.S. employer
jurisdiction of         file number)         identification No.)
incorporation
or organization)



501 Main Street, Pine Bluff, Arkansas           71601
(Address of principal executive offices)       (Zip Code)





                          (501) 541-1000
       (Registrant's telephone number, including area code)



ITEM 5.   OTHER EVENTS.

     The following is the text of a press release issued by the registrant at 4:05 Central Standard Time on April 25, 1995:

FOR RELEASE:  Tuesday, April 25, 1995

             SIMMONS FIRST ANNOUNCES ACQUISITION IN SOUTHEAST ARKANSAS

     Pine Bluff - - J. Thomas May, President and Chief Executive Officer of Simmons First National Corporation ("SFNC") and John M. Baxter, Chairman of DSB Bancshares, Inc. ("DSBB") announced today the execution of a definitive stock purchase agreement under the terms of which SFNC will acquire all of the outstanding capital stock of DSBB in a cash purchase transaction valued at $2,438,000. DSBB owns Dermott State Bank, Dermott, Arkansas with consolidated assets, as of March 31, 1995, of approximately $20 million.

     The transaction is subject to regulatory approval from the Board of Governors of the Federal Reserve System, Arkansas State Banking Department and the Federal Deposit Insurance Corpporation. The regulatory applications are expected to be filed within 30 days. The transaction is expected to close during the third quarter of 1995.

      After completion of the transaction, SFNC will owns 5 banks in the state of Arkansas conducting banking operations from 27 offices in 14 communities.

     Commenting on the proposed acquisition, Mr. May stated, "DSBB and the Dermott State Bank are well managed institutions. This transaction shows our continuing interest in strengtheneing our presence in Southeastern Arkansas. We believe the proposed transaction presents an outstanding opportunity for us as well as DSBB and its shareholders. Our banking institutions have complementary operating philosophies and market areas. The customers of our respective institutions will be better served by this affiliation and the corresponding expansion of the market area for the Simmons First family of banks."


FOR MORE INFORMATION CONTACT:

J. Thomas May,                               John M. Baxter
President & Chief Executive Officer          Chairman
Simmons First National Corporation           DSB Bancshares, Inc.
(501) 541-1103                               (501) 538-3266




                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        SIMMONS FIRST NATIONAL CORPORATION


Date: April 27, 1995                      By /s/ J. Thomas May
                                         -------------------------------
                                           J. Thomas May, President &
                                            Chief Executive Officer